Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements of Comcast Corporation on Form S-8 (Nos. 333-101645, 333-101295, 333-104385, 333-121082, 333-123059, 333-130844, 333-130845, and 333-130847), Form S-3 (Nos. 333-101861, 333-119161 and 333-104034), and Form S-4 (Nos. 333-101264 and 333-102883) of our reports dated February 21, 2006, relating to the financial statements of Comcast Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in the 2005 Annual Report to Shareholders and incorporated by reference in this Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2005, and to the financial statement schedule of Comcast Corporation, appearing in this Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

February 21, 2006